Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

First Quarter 2025 Results

LEAWOOD, KANSAS - (May 7, 2025) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the three months ended March 31, 2025.

First Quarter 2025 Summary Results:

●	Total revenues were $862.5 million compared to $951.4 million for Q1 2024.
●	Net loss was $(202.1) million compared to net loss of $(163.5) million for Q1 2024.
●	Adjusted EBITDA was $(58.0) million compared to $(21.2) million for Q1 2024.
●	Net cash used in operating activities was $370.0 million compared to $188.3 million for Q1 2024.
●	Cash and cash equivalents at March 31, 2025 was $378.7 million.

Adam Aron, Chairman and CEO of AMC, commented, “Anyone trying to draw any conclusions about the success or appeal of movie theatres from the results of the first quarter of 2025 is likely to be mistaken, because the industrywide domestic box office in Q1 was in our view a distorting anomaly that has already corrected itself. We continue to believe that moviegoing demand for the balance of 2025 and all of 2026 will show great strength.”

Aron explained, “Setting aside those first quarters directly impacted by Covid and its aftermath, the January to March industry box office in 2025 was the lowest it has been since 1996. If that level of activity were to continue, of course it would be highly problematic for movie theatres. But to the contrary, since April 1, movie theatre demand has been booming. The April 2025 industry-wide domestic box office was double that of April 2024, and so far in May the box office again has been running at double the rate of a year ago. So, we believe that any negative assertions drawn from first quarter results about the movie theatre industry are likely to be wholly erroneous.”

Aron elaborated, “The domestic box office is currently running at double last year’s demand, and just look at the dozen hit movie titles being released over the next eleven weekends: including (among others) Disney’s LILO & STITCH as well as ELIO, Tom Cruise’s MISSION: IMPOSSIBLE - THE FINAL RECKONING, Sony’s KARATE KID: LEGENDS and 28 YEARS LATER, Lionsgate’s FROM THE WORLD OF JOHN WICK: BALLERINA, Universal’s HOW TO TRAIN YOUR DRAGON and M3GAN 2.0 along with JURASSIC WORLD REBIRTH, Apple’s F1, DC Studios’ SUPERMAN and Paramount’s SMURFS. All the way through year-end, we will be seeing a potpourri of movie riches gracing the silver screens of AMC Theatres and Odeon Cinemas. It is going to be one potentially huge movie after another, all the way through the year with AVATAR: FIRE AND ASH opening in mid-December.”

Aron added, “We also take great comfort in AMC’s resilience being on full display in the first quarter of 2025, as we surpassed Wall Street expectations and continued to grow our per-patron operating metrics, despite the backdrop of a challenging box office environment. Our ability to continue growing per-patron operating metrics, including achieving an all-time first quarter record for U.S. admissions revenue per patron, speaks volumes about the enduring strength of the AMC brand, the exceptional AMC Stubs loyalty and A-List subscription programs, and our market leading premium format offerings.”

Aron continued, “Our AMC Go Plan designed to elevate and enhance the guest experience in our theatres is also making remarkable strides. We already have invested in bigger, more comfortable seating across our busiest theatres in New York City and Los Angeles. Similarly, we are excited to already have opened the first of what we now envision being hundreds of “XL at AMC” auditoriums in the U.S. that feature screens at least 40 feet wide with crisp, clear 4K Laser projection. They join the 65 XL screens we pioneered last year in Europe. We have announced our embracing in the U.S. of our first ultra-immersive 4DX multi-sensory auditoriums and ScreenX 270-degree panoramic viewing auditoriums. And we have expanded our long-standing partnerships with industry leaders IMAX and Dolby, to add even more of their highest quality premium large format screens to our circuit and further extend AMC’s leadership position in offering the very best in sight, sound, and spectacle.”

Aron concluded, “AMC is playing on offense again. We are innovating, expanding, and executing at a time when consumer demand for the immersive theatrical experience is surging. With a powerful slate of Hollywood blockbusters ahead, and with our strategic initiatives firing on all cylinders, we believe we will continue on our glidepath to recovering from the challenges that AMC has faced in recent years. There are still other important achievements needed for full recovery, but we are optimistic that we will get done what needs to be done, and that AMC is poised to capture the momentum for a strengthening 2025 and 2026, and what we believe will be an even brighter future beyond.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended March 31,
	2025	2024	Change
GAAP Results
Total revenues	$862.5	$951.4	(9.3)%
Net loss	$(202.1)	$(163.5)	$(38.6)
Net cash used in operating activities	$(370.0)	$(188.3)	$(181.7)
Diluted loss per share	$(0.47)	$(0.62)	$0.15
Non-GAAP Results*
Adjusted EBITDA	$(58.0)	$(21.2)	$(36.8)
Free cash flow	$(417.0)	$(238.8)	$(178.2)
Adjusted net loss	$(250.0)	$(204.5)	$(45.5)
Adjusted diluted loss per share	$(0.58)	$(0.78)	$0.20
Constant Currency Results (1):
Total revenues	$868.8	$951.4	(8.7)%
Adjusted EBITDA	$(57.8)	$(21.2)	$(36.6)
Operating Metrics
Attendance (in thousands)	41,903	46,631	(10.1)%
U.S. markets attendance (in thousands)	26,907	30,490	(11.8)%
International markets attendance (in thousands)	14,996	16,141	(7.1)%
Average screens	9,430	9,703	(2.8)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at March 31, 2025 was $378.7 million, excluding restricted cash of $49.0 million.

First Quarter 2025

During the first quarter 2025, as previously reported, AMC:

●	Received $171.7 million of gross proceeds from the prepayment associated with the establishment of forward sale agreements to sell 30.0 million shares of Class A common stock and the sale of 17.1 million shares of our Class A common stock in at-the-market offerings.
●	Repurchased $1.3 million aggregate principal amount of the 5.75% Senior Subordinated Notes due 2025 for $1.3 million.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Wednesday, May 7, 2025. To listen to the webcast, please visit the investor relations section of the AMC website at

investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 870 theatres and 9,700 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditures, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, our cash generation potential, our financial runway, the continued box office recovery as well as the future box office outlook. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2024 to allow AMC to generate net positive operating cash flow and long-term profitability to overcome liquidity concerns; the impact on the market price of Class A common stock and capital structure resulting from litigation with respect to the refinancing transactions completed in the third quarter of 2024; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of Class A common stock; dilution of voting power caused by recent sales of Class A common stock and through the issuance of Class A common stock underlying the Exchangeable Notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit;  AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2025 and March 31, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues
Admissions	$473.5	$530.5
Food and beverage	283.4	321.2
Other theatre	105.6	99.7
Total revenues	862.5	951.4

Operating costs and expenses
Film exhibition costs	204.8	239.3
Food and beverage costs	57.2	63.0
Operating expense, excluding depreciation and amortization below	393.2	393.8
Rent	218.1	224.5
General and administrative:
Merger, acquisition and other costs	3.0	(0.1)
Other, excluding depreciation and amortization below	56.0	57.7
Depreciation and amortization	76.1	81.6
Operating costs and expenses	1,008.4	1,059.8

Operating loss	(145.9)	(108.4)
Other expense, net:
Other income	(58.8)	(42.8)
Interest expense:
Corporate borrowings	109.0	91.0
Finance lease obligations	1.2	0.9
Non-cash NCM exhibitor services agreement	8.9	9.3
Investment income	(5.7)	(5.1)
Total other expense, net	54.6	53.3

Loss before income taxes	(200.5)	(161.7)
Income tax provision	1.6	1.8
Net loss	$(202.1)	$(163.5)

Diluted loss per share	$(0.47)	$(0.62)

Weighted average shares outstanding diluted (in thousands)	430,973	263,411

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	March 31, 2025	December 31, 2024
Cash and cash equivalents	$378.7	$632.3
Corporate borrowings	4,038.2	4,075.1
Other long-term liabilities	83.7	81.9
Finance lease liabilities	50.0	49.3
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,737.8)	(1,760.5)
Total assets	8,053.0	8,247.5

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net cash used in operating activities	$(370.0)	$(188.3)
Net cash used in investing activities	$(46.9)	$(50.0)
Net cash provided by (used in) financing activities	$158.0	$(9.0)
Free cash flow	$(417.0)	$(238.8)
Capital expenditures	$(47.0)	$(50.5)
Screen acquisitions	—	1
Screen dispositions	80	45
Construction openings (closures), net	7	(10)
Average screens	9,430	9,703
Number of screens operated	9,725	10,005
Number of theatres operated	865	895
Screens per theatre	11.2	11.2
Attendance (in thousands)	41,903	46,631

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	26,907	30,490
International markets	14,996	16,141
Consolidated	41,903	46,631

Average ticket price (in dollars):
U.S. markets	$12.31	$12.19
International markets	$9.50	$9.84
Consolidated	$11.30	$11.38

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.07	$8.08
International markets	$4.41	$4.64
Consolidated	$6.76	$6.89

Average screen count (month end average):
U.S. markets	7,103	7,287
International markets	2,327	2,416
Consolidated	9,430	9,703

Contribution margin per patron (in dollars):
U.S. markets	$15.79	$15.32
International markets	$11.72	$11.28
Consolidated	$14.33	$13.92

Segment Information:

(unaudited, in millions)

	Three Months Ended
	March 31,
	2025	2024
Revenues
U.S. markets	$617.0	$689.1
International markets	245.5	262.3
Consolidated	$862.5	$951.4

Adjusted EBITDA
U.S. markets	$(57.4)	$(20.2)
International markets	(0.6)	(1.0)
Consolidated	$(58.0)	$(21.2)

Capital expenditures
U.S. markets	$31.8	$31.7
International markets	15.2	18.8
Consolidated	$47.0	$50.5

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net loss	$(202.1)	$(163.5)
Plus:
Income tax provision	1.6	1.8
Interest expense	119.1	101.2
Depreciation and amortization	76.1	81.6
Certain operating expense (2)	2.8	0.5
Equity in earnings of non-consolidated entities (3)	(0.8)	(3.7)
Attributable EBITDA (4)	0.4	0.6
Investment income (5)	(5.7)	(5.1)
Other income (6)	(58.1)	(38.8)
Merger, acquisition and other costs (7)	3.0	(0.1)
Stock-based compensation expense (8)	5.7	4.3
Adjusted EBITDA (1)	$(58.0)	$(21.2)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of and adjustments made to GAAP measures to determine Adjusted EBITDA are broadly consistent with how Adjusted EBITDA is defined in our debt indentures. During 2024 we changed the definition of Adjusted EBITDA to no longer further adjust for “cash distributions from non-consolidated entities” and “other non-cash rent benefit”. All comparative period information for Adjusted EBITDA has been re-cast to conform with the current definition.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or related to theatres that are not open.

3)	Equity in earnings of non-consolidated entities during the three months ended March 31, 2025 primarily consisted of equity in earnings from AC JV of $(0.8) million. Equity in earnings of non-consolidated entities during the three months ended March 31, 2024 primarily consisted of equity in earnings from AC JV of $(3.3) million.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Equity in (earnings) of non-consolidated entities	$(0.8)	$(3.7)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(0.8)	(3.5)
Equity in earnings of International theatre joint ventures	—	0.2
Investment expense	—	0.1
Depreciation and amortization	0.4	0.3
Attributable EBITDA	$0.4	$0.6
5)	Investment income during the three months ended March 31, 2025 includes interest income of $(2.9) million increases in the estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation (“Hycroft”) of $(2.4) million, and increases in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $(0.4) million. Investment income during the three months ended March 31, 2024 included interest income of $(6.1) million, partially offset by a decline in the estimated fair value of our investment in common shares of Hycroft of $0.5 million and a decline in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $0.5 million.
6)	Other income during the three months ended March 31, 2025 includes a decrease in fair value of the derivative liability for the embedded conversion feature in the Exchangeable Notes of $(45.1) million and foreign currency transaction gains of $(13.0) million. Other income during the three months ended March 31, 2024 included a vendor dispute settlement of $(36.2) million and gains on debt extinguishment of $(5.8) million, partially offset by foreign currency transaction losses of $3.2 million.
7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net cash used in operating activities	$(370.0)	$(188.3)
Plus: total capital expenditures	(47.0)	(50.5)
Free cash flow (1)	$(417.0)	$(238.8)

Reconciliation of capital expenditures:
Capital expenditures
Growth capital expenditures (2)	$7.8	$3.8
Maintenance capital expenditures (3)	24.1	28.2
Change in construction payables (4)	15.1	18.5
Total capital expenditures	$47.0	$50.5

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
GAAP gross profit reconciliation	2025	2024	2025	2024	2025	2024
Total revenues	$617.0	$689.1	$245.5	$262.3	$862.5	$951.4
Less:
Film exhibition costs, cost of revenues	(151.2)	(177.1)	(53.6)	(62.2)	(204.8)	(239.3)
Food and beverage costs, cost of revenues	(41.0)	(45.0)	(16.2)	(18.0)	(57.2)	(63.0)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(288.4)	(286.8)	(104.8)	(107.0)	(393.2)	(393.8)
Rent, cost of revenues	(162.6)	(165.7)	(55.5)	(58.8)	(218.1)	(224.5)
Depreciation and amortization expense, cost of revenues (2)	(53.1)	(58.1)	(15.0)	(16.0)	(68.1)	(74.1)
GAAP gross profit (loss)	$(79.3)	$(43.6)	$0.4	$0.3	$(78.9)	$(43.3)
Attendance (in thousands)	26,907	30,490	14,996	16,141	41,903	46,631
GAAP gross profit (loss) per patron	$(2.95)	$(1.43)	$0.03	$0.02	$(1.88)	$(0.93)

Contribution margin reconciliation
GAAP gross profit (loss)	$(79.3)	$(43.6)	$0.4	$0.3	$(78.9)	$(43.3)
Operating expense, excluding depreciation and amortization expense, cost of revenues	288.4	286.8	104.8	107.0	393.2	393.8
Rent, cost of revenues	162.6	165.7	55.5	58.8	218.1	224.5
Depreciation and amortization expense, cost of revenues (2)	53.1	58.1	15.0	16.0	68.1	74.1
Contribution margin (1)	$424.8	$467.0	$175.7	$182.1	$600.5	$649.1
Attendance (in thousands)	26,907	30,490	14,996	16,141	41,903	46,631
Contribution margin per patron (1)	$15.79	$15.32	$11.72	$11.28	$14.33	$13.92

Constant currency contribution margin (3)	$424.8	$467.0	$180.0	$182.1	$604.8	$649.1
Constant currency contribution margin per patron (3)	$15.79	$15.32	$12.00	$11.28	$14.43	$13.92

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit (loss) after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.
3)	The International segment information for the three months ended March 31, 2025, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Diluted Loss Per Share:

Three Months Ended March 31, 2025 and March 31, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2025	2024
Numerator:
Net loss	$(202.1)	$(163.5)
Calculation of adjusted net loss for adjusted diluted loss per share:
Marked-to-market gain on derivative liability	(45.1)	—
Gain on extinguishment of debt	—	(5.8)
Loss (gain) on investments in Hycroft	(2.8)	1.0
Vendor dispute settlement	—	(36.2)
Adjusted net loss for adjusted diluted loss per share	$(250.0)	$(204.5)

Denominator (shares in thousands):
Weighted average shares for adjusted diluted loss per share	430,973	263,411

Adjusted diluted loss per share	$(0.58)	$(0.78)

We present adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for adjusted diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon conversion of our Exchangeable Notes. The impact of RSUs, PSUs, and the Exchangeable Notes conversion feature was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss for adjusted diluted loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and diluted loss per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share may not be comparable to similarly titled measures reported by other companies.

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